EXHIBIT 4.6
CONSENT OF EXPERT
     I, Ronald Moran, hereby consent to the inclusion and incorporation by reference in this Registration Statement on Form F-8 of Silvercorp Metals Inc. (the “Registration Statement”) of references to and information derived the technical report entitled “N1 43-101 Technical Report and Pre-Feasibility Study — TLP — LM Silver-Lead Projects, Henan Province, People’s Republic of China” dated November 20, 2008 (the “Incorporated Information”). I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Ronald Moran Name: Ronald Moran
Date: June 15, 2009